UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2011

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2011, Excel Trust, Inc., a Maryland corporation (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P., entered into a purchase agreement with an unrelated third party to acquire an approximately 256,000 square foot property in Scottsdale, Arizona. The purchase price for the property, excluding closing costs, is approximately $56.0 million, of which $28.0 million, at the sole discretion of the Company, may be paid in shares of common stock, $0.01 par value, of the Company (“Common Stock”). If the Company elects to issue shares of Common Stock as partial consideration for the property, the number of shares will be calculated by dividing $28.0 million by one hundred ten percent (110%) of the average closing price of the Common Stock for the five trading days immediately preceding the closing. The holders of any such shares will be entitled to certain “piggy-back” registration rights for a period of six months after the closing, subject to customary limitations. The shares of Common Stock, if any, will be issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The acquisition is subject to due diligence and other customary closing conditions. The Company can offer no assurances that the acquisition will close on the terms described herein, or at all.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2011.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2011	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen
General Counsel